                 OPTIONAL GUARANTEED MINIMUM WITHDRAWAL BENEFIT
                               FOR TWO LIVES RIDER

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Rider becomes a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Subject to the terms and conditions set forth herein, this optional Rider guarantees annual Withdrawals over two lives - Your lifetime and the lifetime of Your Spousal Beneficiary if Your Spousal Beneficiary continues the Contract after You die. The amount of guaranteed annual Withdrawals is based on the highest Anniversary Value during the first 10 years after the Effective Date of this Rider, adjusted for Withdrawals in excess of the annual guaranteed Withdrawal amount. This benefit is called the Guaranteed Minimum Withdrawal Benefit or "GMWB".

EFFECTIVE DATE:  [DATE]

                                   DEFINITIONS

For purposes of this Rider, the following definitions apply. Terms not defined in this Rider shall have the same meaning given to them in the Contract.

AGE
Age as of the last birthday of the younger of You and Your Spousal Beneficiary.

ANNIVERSARY VALUE
The Contract Value minus any Ineligible Purchase Payments, as measured one year from the Effective Date and on subsequent Benefit Year anniversaries.

BENEFIT BASE
A component of the calculation of the GMWB, which is used to determine the GMWB Charge and the Maximum Annual Withdrawal Amount.

BENEFIT BASE EVALUATION PERIOD
The period of time over which Anniversary Values are considered in determining the Benefit Base.

BENEFIT YEAR
Each consecutive one year period starting on the Effective Date.

EFFECTIVE DATE
The date shown above when this Rider becomes effective. If this Rider is elected at Contract issue, the Effective Date is the date Your Contract is issued.

ELIGIBLE PURCHASE PAYMENTS
The Purchase Payments or portion thereof that are included in the calculation of the Benefit Base, as further described below.

EXCESS WITHDRAWAL
A withdrawal or portion thereof that is in excess of the Maximum Annual Withdrawal Amount in any given Benefit Year.

INELIGIBLE PURCHASE PAYMENTS
The Purchase Payments or portions thereof that are not included in the calculation of the Benefit Base.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")
The maximum amount available to be withdrawn each Benefit Year under the GMWB without reducing the amount guaranteed for withdrawal under the GMWB.

MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE ("MAWP")
The percentage used to determine the Maximum Annual Withdrawal Amount available to be withdrawn each Benefit Year.

SPOUSAL BENEFICIARY
Your spouse who is designated as Your sole primary Beneficiary on both the Effective Date of this Rider and the date of Your death.



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

                GUARANTEED MINIMUM WITHDRAWAL BENEFIT PROVISIONS

GMWB CHARGE
The GMWB charge is an annualized charge deducted from the portion of Your Contract Value allocated to the Variable Portfolio(s) or Subaccount(s) on a quarterly basis beginning one quarter following the Effective Date and ending on the termination of this Rider.

                             ANNUAL CHARGE            ANNUAL CHARGE
                         PERCENTAGE BEFORE ANY    PERCENTAGE AFTER FIRST
   BENEFIT YEAR                WITHDRAWAL               WITHDRAWAL            AS A PERCENTAGE OF
------------------       ---------------------    ----------------------      ------------------
All Contract Years               0.40%                     0.80%                Benefit Base

In the event either You or Your Spousal Beneficiary dies, the Annual Charge Percentages shown above will not change and will remain in effect as long as this Rider is not terminated.

CALCULATION OF THE COMPONENTS OF THE GMWB
You may take Withdrawals under the GMWB at any time while this Rider is in effect and before the termination of this Rider. The amount of Withdrawals guaranteed under this Rider may change over time as a result of Benefit Base increases or Benefit Base decreases as described below.

To determine the GMWB, We use the following components: Benefit Base Evaluation Period, Benefit Base, and MAWA. The calculations for each component are detailed below.

BENEFIT BASE EVALUATION PERIOD
The Benefit Base Evaluation Period applicable to this Rider begins on the Effective Date and extends for 10 Benefit Year anniversaries.

BENEFIT BASE
The initial Benefit Base if the GMWB is elected on the Contract Date, is based on the first Eligible Purchase Payment.

The Benefit Base is increased each time subsequent Eligible Purchase Payments are made. In addition, on each Benefit Year anniversary during the Benefit Base Evaluation Period, the Benefit Base is automatically increased to the Anniversary Value when the Anniversary Value is greater than both (a) and (b), where:

        (a) equals the current Benefit Base; and
        (b) is each previous Anniversary Value during any Benefit Base Evaluation Period.

The Benefit Base is decreased each time an Excess Withdrawal is taken.

The table below defines the portion of Eligible Purchase Payments included in the Benefit Base. Eligible Purchase Payments are determined based on the time elapsed between the Effective Date and the day on which Purchase Payments are received by Us and deposited into Your Contract. If Your Contract provides for payment enhancements or spousal continuation contributions, these amounts, if applicable, are not considered Eligible Purchase Payments, but they will not be excluded from the Benefit Base when it is calculated based on Anniversary Value during the Benefit Base Evaluation Period.

                                         PERCENTAGE ELIGIBLE IN THE BENEFIT BASE
 TIME ELAPSED SINCE EFFECTIVE DATE                     CALCULATION
 ---------------------------------       ---------------------------------------
             0-2 Years                                     100%

The Benefit Base is not used in the calculation of Contract Value or any other benefits under the Contract.

We reserve the right to limit the Eligible Purchase Payments to a maximum of $1,000,000.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT ("MAWA")
The MAWA is the annual guaranteed withdrawal amount available over Your lifetime and the lifetime of Your Spousal Beneficiary. It is calculated by multiplying the Benefit Base by the Maximum Annual Withdrawal Percentage ("MAWP"). The applicable MAWP used to calculate the MAWA is determined by Your Age when You first take a Withdrawal from Your Contract, as specified in the table below.



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

                 AGE AT FIRST WITHDRAWAL            MAWP TWO LIVES
                 ------------------------           --------------
           At least Age 55 but less than Age 63           4%
           At least Age 63 but less than Age 76           5%
                     Age 76 and over                      6%

You may withdraw up to the MAWA throughout each Benefit Year without impacting the annual amount guaranteed for withdrawal under the GMWB. If You do not withdraw the entire MAWA in a Benefit Year, any amount not withdrawn does not increase your MAWA in subsequent Benefit Years.

Withdrawals made under the GMWB are treated like any other Withdrawal under the Contract for purposes of calculating Contract Value, charges, including Withdrawal Charges, fees, applicable taxes, and any other benefits or limitations under the Contract.

Increases and decreases in the Benefit Base impact Your MAWA and therefore the amount guaranteed for Withdrawal under the GMWB as follows:

INCREASES IN THE BENEFIT BASE
If the Benefit Base is increased for Eligible Purchase Payments, the MAWA will be recalculated upon receipt of the Eligible Purchase Payments by multiplying the new Benefit Base by the applicable MAWP. The increased MAWA is available after the Eligible Purchase Payments are allocated to Your Contract. If the Benefit Base is increased on a Benefit Year anniversary, the MAWA will be recalculated by multiplying the new Benefit Base by the applicable MAWP.

DECREASES IN THE BENEFIT BASE
Excess Withdrawals reduce your Benefit Base and therefore the annual amount guaranteed for Withdrawal under the GMWB. Any Excess Withdrawal in a Benefit Year reduces the Benefit Base in the same proportion by which the Contract Value is reduced by the Excess Withdrawal. When Contract Value is less than or equal to the Benefit Base, Excess Withdrawals will result in a reduction of the Benefit Base which is greater than the amount of the Excess Withdrawal. The MAWA will be recalculated if Excess Withdrawals are taken in a Benefit Year. The new MAWA will equal the reduced Benefit Base multiplied by the applicable MAWP. The new MAWA is available at the beginning of the next Benefit Year and will be lower than Your previously calculated MAWA, unless a higher Benefit Base is achieved on a future Benefit Year anniversary during the Benefit Base Evaluation Period.

If you are taking Required Minimum Distributions ("RMD") from the Contract to which this Rider is attached, and the portion of the RMD amount based only on the Contract is greater than the MAWA in any given Benefit Year, that portion of the RMD withdrawal will not be treated as an Excess Withdrawal. Any Withdrawal that is greater than RMD amounts based only on this Contract alone will be considered an Excess Withdrawal.

IF YOUR CONTRACT VALUE IS REDUCED TO ZERO
If Your Contract Value is reduced to zero and the Benefit Base is greater than zero, a benefit remains payable under this Rider, but all other benefits under the Contract, including Death Benefits, will no longer be available. However, if Your Contract Value is reduced to zero because of an Excess Withdrawal, no further benefits will be payable under this Rider or the Contract.

When the Contract Value equals zero and the Benefit Base is greater than zero, any remaining benefit under this Rider must be taken through one of the following income options:

    1. The current MAWA, paid equally on a quarterly, semi-annual or annual frequency as selected by You until the date of Your death and the death of the surviving Spousal Beneficiary, whichever is later; or
    2.  Any payment option mutually agreeable between You and Us.

If You do not select a payment option, the remaining benefit will be paid as the current MAWA on a quarterly basis until the date of Your death and the surviving Spousal Beneficiary, whichever is later.

EXTENSION OF THE BENEFIT BASE EVALUATION PERIOD ("EXTENSION")
We may offer You at least one Extension of the Benefit Base Evaluation Period at the end of the current Benefit Base Evaluation Period. If You elect such an Extension, you will receive a new Rider with the charges and provisions in effect at that time.



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

LATEST ANNUITY DATE
If there is remaining Contract Value and the Benefit Base is greater than zero on the Latest Annuity Date, You must select one of the following options:

    1. Annuitize the Contract Value under the ANNUITY PROVISIONS of the Contract; or
    2. Elect to receive the current MAWA as of the Latest Annuity Date in the form of a payment option, paid equally on a quarterly, semi-annual or annual frequency as selected by You until the date of Your death and the death of the surviving Spousal Beneficiary, whichever is later; or
    3.  Any payment option mutually agreeable between You and Us.

SPOUSAL CONTINUATION
Upon election to continue the Contract and this Rider, Your Spousal Beneficiary will be subject to the terms and conditions of this Rider, including the continued deduction of the GMWB charge from the Contract Value. The Effective Date will not change as the result of Spousal Continuation.

TERMINATION OF WITHDRAWALS OVER THE LIFETIME OF YOUR SPOUSAL BENEFICIARY Under any of the following circumstances, this GMWB will provide a guarantee for Your lifetime and not the lifetime of Your Spousal Beneficiary:

    1. If the Contract is jointly owned, one of the two original Owners is removed from the Contract due to death, divorce or other ownership change; or
    2.  Your original Spousal Beneficiary is removed for any reason; or
    3. You and Your original Spousal Beneficiary are no longer married at the time of death of the first spouse; or
    4.  The Spousal Beneficiary does not continue the Contract after Your death.

TERMINATION OF THE GMWB
Once elected, You may terminate this Rider and its corresponding charge. If Your request to terminate this Rider is received:

    1. prior to the 5th Benefit Year anniversary, the termination is effective on the 5th Benefit Year anniversary;
    2. on or after the 5th, but before the 10th Benefit Year anniversary, the termination is effective on the 10th Benefit Year anniversary;
    3. in any Benefit Year on and after the 10th Benefit Year anniversary, the termination is effective on the Benefit Year anniversary following Our receipt of the election to terminate this Rider.

This Rider and the related charge will terminate automatically if:

    1.  The surviving spouse under this Rider dies; or,
    2.  A Death Benefit is paid and the Contract is terminated; or,
    3.  The Contract is annuitized; or
    4.  Excess Withdrawals reduce the Contract Value to zero; or
    5. A change in ownership occurs that involves the original Owner(s), except as noted below.*

*If a change of ownership occurs from a natural person to a non-natural entity, the original natural owner(s) must be the named annuitant(s) after the ownership change. A change of ownership from a non-natural entity to a natural person can only occur if the new natural owner(s) was the original natural annuitant(s).

If terminated, the GWMB may not be re-elected.

Signed for the Company to be effective on the Effective Date.

FIRST SUNAMERICA LIFE INSURANCE COMPANY


          /s/ JAY S. WINTROB
    ------------------------------
           Jay S. Wintrob
             President



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